KPMG LLP Two Financial Center 60 South Street Boston, MA 02111 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated August 15, 2023, with respect to the consolidated financial statements of Mercury Systems, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference. /s/ KPMG LLP Boston, Massachusetts November 7, 2023